Exhibit 99.1

Natural Alternatives International, Inc.

Announces Retirement of Chief Scientific Officer and

Repurchase of 100,000 Shares from Founder

Highlights

•	In connection with the retirement of its Chief Scientific Officer, John A. Wise, Ph.D., NAI entered into a Consulting Agreement with Dr. Wise through December 31, 2009.

•	NAI repurchased 100,000 shares of its common stock held by its Chairman and CEO, Mark A. LeDoux, his wife, their family partnership and related children’s trust.

SAN MARCOS, CALIF, July 6, 2007 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced the retirement of John A. Wise, Ph.D., 67, as Chief Scientific Officer effective June 30, 2007, and that Dr. Wise has agreed to continue with NAI as a consultant through December 31, 2009.

Dr. Wise stated, “It has been personally rewarding and gratifying to participate in and contribute to the significant growth and success of NAI over the past 20 years. NAI has been an industry leader in applying evidence-based science to establish the efficacy of our products for improving health. Our science-based formulas have been widely distributed throughout the world, resulting in high consumer acceptance and positively affecting many peoples’ lives. I am proud to have been part of this and I look forward to my continuing relationship and contribution to NAI during this transition in my career.”

CEO Mark Le Doux added, “Dr. Wise has demonstrated true leadership in the area of nutritional science. His advocacy for research, design and development of effective dietary supplements exemplifies his dedication to excellence. Dr. Wise’s long tenure at NAI has been the hallmark of our commitment to quality science underlying our nutritional supplements. We wish Dr. Wise well in this new phase of his career and are pleased he has agreed to continue working with NAI and help us continue that commitment.”

NAI also announced it has agreed to repurchase 100,000 shares of its common stock held by its Chairman and CEO, Mark LeDoux, his wife, their family partnership and related children’s trust (together, the “LeDouxs”). The purchase of the shares was approved by the independent members of NAI’s board of directors at their meeting on June 29, 2007, provided NAI was able to purchase the shares at a 10% discount from the closing price on such date. The sale of the shares by the LeDouxs has been undertaken for estate tax reasons related to the death of Mr. LeDoux’s mother, a co-founder of NAI. Given the relatively thin trading market for NAI’s stock, the board determined the repurchase of the shares from the LeDouxs was in the best interest of NAI and its stockholders, particularly in view of the discounted price and the potential negative impact of repeated periodic sales on the open market. The shares to be repurchased represent a relatively small percentage of the overall shares beneficially owned by Mr. LeDoux and, following the sale, he will continue to own approximately 18% of NAI’s outstanding shares.

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to our future relationship with Dr. Wise and the success of such relationship, and the potential impact on our stock price from the repurchase. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-736-7700 or investor@nai-online.com.